U.S. SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 7, 2005

COMMISSION FILE NUMBER: 000-21268

MineCore International, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

84-1023321
(I.R.S.EMPLOYER IDENTIFICATION NUMBER)

110 East Broward Boulevard, Suite 750
Fort Lauderdale, Florida, 33301
TELEPHONE: 954-653-0843
FAX 954-653-0844
(ADDRESS AND PHONE NUMBER OF PRINCIPAL OFFICES)

Americana Gold and Diamond Holdings, Inc.
4790 Caughlin Parkway #171
Reno, Nevada 89509-0907
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired.

No financial statements are filed herewith.

(b)	Pro forma financial information.

No pro forma financial statements are filed herewith

Item 8.01 Other Events

8.01(a)     On April 7, 2005, the Registrant announced the signing of a Letter of Intent (LOI) to sell 50% of its interest in the La Fortuna gold prospect in Venezuela to San Remo Resources Ltd. (“San Remo”), an Alberta Canada Corporation, in exchange for 8,000,000 common voting shares valued at CDN$0.25 per share or CDN$2,000,000.

The Letter of Intent requires San Remo to raise CDN$1,000,000 in equity financing, on a best efforts basis, for the purpose of testing and reserve development on the La Fortuna gold prospect. To assist San Remo, the Registrant will prepare a report that complies with TSX-V rule 43-101 to ensure that the La Fortuna gold prospect meets the TSX requirements as a major transaction. An Independent Geologist will be retained to complete the report, which will involve a field trip to the site in April.

San Remo will have the option to purchase the remaining 50% interest in the La Fortuna gold prospect on a right of first refusal basis from MineCore.

The sale to San Remo is subject to several conditions including the following:

· Execution and delivery of the Definitive Agreement approved by the Board of Directors of each Party;

· San Remo to acquire listing on the TSX-V exchange.

There are no arrangements or understandings between the Registrant and San Remo Resources Ltd. with respect to the election of directors or other matters.

There are no arrangements, known to the registrant, the operation of which may, at a subsequent date, result in a change in control of registrant.

8.01(b)     On March 1, 2005, the Registrant reported that the Registrant had signed a LOI with Colt Capital Corp. (“Colt”), for the sale of the same 50% interest in the La Fortuna gold prospect in Venezuela. The Definitive Agreement for the contemplated sale of the 50% interest of the La Fortuna gold prospect to Colt was not approved by Colt’s Board of Directors.

EXHIBITS

8.01    Letter of Intent dated April 4, 2005

99.1    Press Release dated April 7, 2005

SIGNATURES

                PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

DATED: April 14, 2005	MineCore International, Inc. BY: /S/ Daniele L. Forigo —————————————— Daniele L. Forigo President